UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 2, 2014

CAMPBELL FUND TRUST
(Exact name of registrant as specified in charter)

Delaware	000-50264	94-6260018
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

c/o Campbell & Company, Inc.
2850 Quarry Lake Drive
Baltimore, Maryland 21209
(Address of principal executive offices, including zip code)

(410) 413-2600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On December 2, 2014, Campbell & Company, Inc., a Maryland corporation, (“CCI”) entered into an Agreement and Plan of Merger and related documentation (collectively the “Merger Agreement”) with Campbell & Company, LP (“CCLP”), a Delaware limited partnership. The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions set forth therein, Effective as of December 2, 2014 (the “Effective Time”), and in accordance with the provisions of the Delaware Revised Uniform Limited Partnership Act (“DLPA”) and the Maryland General Corporation Law (“MGCL”), CCI shall be merged with and into CCLP, and CCLP shall continue its existence pursuant to the provisions of the DLPA and shall possess and be vested with, without any further act or deed, all the rights, privileges, immunities, powers and purposes, franchises and all of the leases, licenses, property, rights and other assets of whatever nature of CCI, subject to the debts, obligations and liabilities of CCI.  The separate existence of CCI shall cease at the Effective Time in accordance with the laws of the State of Maryland and the State of Delaware.

At the Effective Time, each issued and unissued share of Class A Common Stock, without par value, of CCI (the “Class A Stock”) and Class B Non-Voting Common Stock, without par value, of CCI (the “Class B Stock”) shall be cancelled and retired and shall cease to exist.  Each outstanding certificate representing shares of the Class A Stock and the Class B Stock shall be deemed cancelled and retired in all respects, whether or not surrendered to CCLP.   At the Effective Time, each Partnership Interest of CCLP that is issued and outstanding immediately prior to the Effective Time shall continue, without change, and remain issued and outstanding.

The Merger of CCI into CCLP is the first step in a long-term succession plan, pursuant to which majority ownership of the company will be transitioned from its founder, D. Keith Campbell, to employees of the company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMPBELL FUND TRUST

		By:	Campbell & Company, Inc.,
its Managing Operator

Date:	December 5, 2014	By:	/s/ Heidi Kaiser
Heidi Kaiser
Chief Compliance Officer